Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Elbit Vision Systems Ltd. (the “Company”) on Form F-1 of our report dated June 29, 2007, relating to the consolidated financial statements of the Company included in the Annual Report on Form 20-F for the year ended December 31, 2006, as filed with United States Securities and Exchange Authority on July 16, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co.
A Member of Deloitte Touche Tohmatsu
Tel-Aviv, Israel
July 31, 2007